EX.99.B

February 9, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 8 of Form N-CSR for the fiscal year ended November 30, 2025 of Tortoise Capital Series Trust and are in agreement with the statements contained in paragraphs 2, 3 and 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP